UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 2, 2011

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400 Los Angeles, California		90067
(Address of Principal Executive Offices)		(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On August 3, 2011, International Lease Finance Corporation, a California corporation (“ILFC”), issued a press release announcing the execution of the Stock Purchase Agreement (as defined below). A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On August 2, 2011, ILFC entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with AerCap, Inc., a Delaware corporation (“Seller”), and AerCap Holdings, N.V., a company organized under the laws of the Netherlands and the direct owner of all of the capital stock of the Seller (“AerCap”, and together with Seller, the “Seller Parties”), pursuant to which ILFC has agreed to acquire all of the issued and outstanding shares of capital stock of AeroTurbine, Inc., a Delaware corporation and a wholly owned direct subsidiary of Seller (“AeroTurbine”), for an aggregate cash purchase price of $228 million (the “Acquisition”).

The Stock Purchase Agreement contemplates that AeroTurbine’s revolving credit facility under the Third Amended and Restated Senior Credit Agreement, dated as of December 16, 2010 (the “Credit Agreement”), will remain outstanding following the closing of the Acquisition. The Credit Agreement provides for a $425.0 million revolving credit facility, of which approximately $298.6 million was outstanding as of July 31, 2011. Borrowings under the facility bear interest at LIBOR plus an applicable margin for revolving loans (with the exception of certain swing line loans, which bear interest based on the prime rate plus margin). Borrowings under the revolving credit facility are secured by substantially all of the tangible and intangible assets of AeroTurbine and its existing and future wholly owned subsidiaries, including a first priority pledge of all capital stock of each of AeroTurbine’s subsidiaries. Concurrently with the entry into the Stock Purchase Agreement, AeroTurbine and the lenders under the credit facility have entered into a Waiver, Consent and Amendment Agreement, dated as of August 2, 2011, pursuant to which, among other things, the lender parties thereto have consented to the Acquisition and the other transactions contemplated by the Stock Purchase Agreement and have waived any defaults or events of default under the Credit Agreement or any related loan documents in connection therewith, and the parties have agreed to amend certain provisions of the Credit Agreement, including the change of the maturity date to December 14, 2011, subject to the consummation of the Acquisition and effective as of the closing. In connection with the Acquisition, AerCap has agreed to maintain in effect its guarantee of AeroTurbine’s obligations under the credit facility following the closing and until December 14, 2011, and ILFC has agreed to counter-guarantee any payments that AerCap may be required to make in respect of such obligations pursuant to the AerCap guarantee following the closing. In addition, concurrently with the closing, ILFC will enter into a separate guarantee in favor of the lenders under the Credit Agreement, pursuant to which ILFC will guarantee AeroTurbine’s obligations under the credit facility from and after the closing. It is expected that AeroTurbine will seek to amend and restate the Credit Agreement in its entirety prior to December 14, 2011.

The closing of the Acquisition is currently expected to occur during the third quarter of 2011 and is subject to the satisfaction of several customary closing conditions, including, among others, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of the applicable antitrust approvals in certain foreign jurisdictions. ILFC’s obligation to complete the Acquisition is also subject to certain additional conditions, including, among others, AeroTurbine’s Closing Tangible Net Worth and Closing Working Capital (as such terms are defined in the Stock Purchase Agreement) equaling or exceeding certain specified targets, as well as the continued employment by AeroTurbine of certain key executives through the closing.

The Stock Purchase Agreement contains customary termination provisions, pursuant to which, among others, each party may terminate the Stock Purchase Agreement if the Acquisition has not been consummated by November 30, 2011.

Cautionary Statement Regarding Forward Looking Information

This report contains statements that may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events, including the expected timing for closing of the Acquisition. A variety of factors could cause actual results to differ materially from the anticipated expectations expressed. Except as required by law, ILFC does not undertake any obligation to update the information contained herein, which speaks only as of the date of this report.

Item 9.01 Financial Statements and Exhibits

The following exhibit is included with this report and is being furnished solely for purposes of Item 7.01 of this Form 8-K:

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
By:	Elias Habayeb
Chief Financial Officer

DATED: August 3, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 3, 2011

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